Exhibit 10.1

May 3, 2018

Dual Fuel, LLC

7030 W. Oakland Street, Suite 101

Chandler, AZ 85226

Attn: Kenneth Losch, Manager

Dear Mr. Losch:

This binding letter of intent (the “Letter”) sets forth the basic terms and conditions of the acquisition (the “Transaction”) by Dual Fuel, LLC, an Arizona limited liability company, (the “Buyer”) from American Power Group, Inc., an Iowa corporation (“APGI”) and its parent, American Power Group Corporation, an Iowa corporation (“APG”) (APGI and APG collectively, the “Seller”), of four hundred million (400,000,000) shares (the “Shares”) of Seller’s common stock. Buyer and Seller are sometimes individually referred to as a “Party” and collectively referred to as the “Parties.” This Letter supersedes, in its entirety, any and all oral or written communications that previously occurred between the parties, including, without limitation, that certain Letter of Intent, dated as of January 11, 2018.

1. Purchase of Shares. The Buyer will pay the Purchase Price pursuant to Section 2 below, and at the closing of the Transaction (the “Closing”), receive delivery of the certificates for the Shares purchased at the Closing, duly endorsed in favor of Buyer, free and clear of all liens, claims and encumbrances. Delivery of the certificates for the Shares purchased after the Closing (as set forth below) will occur upon receipt by Seller of the applicable Purchase Price for such Shares.

2. Consideration. As payment and consideration for the Shares, the following will occur:

(a)	Buyer will make an investment in American Power Group in the aggregate amount of two million dollars ($2,000,000) in cash and “in kind.”

(b)	Buyer will make an initial investment of five hundred thousand dollars ($500,000) for the purchase of one hundred million (100,000,000) Shares and commits to purchase three (3) additional separate blocks of one hundred million (100,000,000) Shares each (for a total of 400,000,000 Shares) cash or ‘in kind’ investment through the services of investors of other companies. The commitments must be completed within eighteen (18) months from the Closing date.

(c)	The one million five hundred thousand dollar ($1,500,000) commitment to provide the cash or “in kind” services will be underwritten and guaranteed by Advanced Green Innovations, LLC on behalf of Buyer.

(d)	The pre-money valuation for the immediate investment as well as all commitments is based on a premium to the current market rate, and would be $.005 per share (share price as of April 30, 2018 was $.0033).

3. Conditions Precedent.

(a)	The obligations of the Parties to consummate the Transaction are subject to the following conditions:

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(i)	The negotiation and execution of mutually satisfactory definitive agreements (the “Definitive Agreements”), setting forth the specific terms and conditions of the Transaction. The execution of the Definitive Agreements by the Parties is subject to approval by Seller’s board of directors. The Parties will use their reasonable best efforts to negotiate in good faith the Definitive Agreements, which shall contain, among other terms and conditions, and in addition to those basic terms outlined above, the provisions in accordance with this Section 3. The Definitive Agreements shall be in a form customary for transactions of this type and will include, in addition to those matters specifically set forth in this Letter, customary representations, warranties, indemnities, covenants and agreements of Buyer and Seller, customary conditions of closing and other customary matters.

(b)	The obligation of the Buyer to consummate the Transaction is subject to the following conditions:

(i)	Removal of four million two hundred thousand dollars ($4,200,000) of debt not related to the ongoing business of dual fuel.

(ii)	Execution of the Patent and Technology Purchase Agreement (the “M&R Purchase Agreement”), by and among M&R Development, Inc. (“M&R”), Clean Power Technology LLC (“CPT”) and APGI.

(iii)	Rights to appoint 3 of 5 directors to the Board of Directors of APGI upon closing for a period of thirty-six (36) months. After this period, election of the board would be based on shares owned unless other investments or arrangements have been made.

(iv)	Use of funds: To fund company operations to increase revenue, to develop the V6000 kit, V6000 with ETMS, and to sustain and grow APGI.

(v)	Three million dollars ($3,000,000) of APGI’s Contingent Convertible Debt would be extended for a period of thirty-six (36) months and they would have the option at their choice to convert into shares of common stock at market price once market price exceeds $.25 per share or at $.25 anytime earlier at their choice. The balance would automatically convert at the end of thirty-six (36) months into common shares at $.25 per share if not converted earlier. The Debt holders would provide Buyer the right of first refusal to purchase the converted shares should the holder chose to sell the shares. APG would reserve the right to pay off the debt prior to conversion or maturity if funds are available and with a majority of the Board of Directors approval of the payoff.

(vi)	Iowa State Bank debt would remain in place along with the existing personal guaranties “as is” until such time as the company elects to refinance it. The Parties acknowledge the intent to remove the existing personal guaranties as part of any refinancing effort.

(vii)	Upon the execution of this Letter and the M&R Purchase Agreement, Buyer will pay to Seller the amount of two hundred thousand dollars ($200,000) (the “Deposit”), whereby one hundred thousand dollars ($100,000) of the Deposit will be applied to the upfront fee required pursuant to the M&R Purchase Agreement. Buyer will fund an additional one hundred thousand dollars ($100,000) upon Closing of the Transaction, such that at Closing Buyer will have paid to Seller an aggregate of three hundred thousand dollars ($300,000) and will be issued Shares at the Closing for such amount. After the Closing of the Transaction, Buyer will pay to Seller an amount of fifty thousand dollars ($50,000) per month for four (4) months.

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(viii)	All warrants and options, to the extent allowed by law would be terminated. All preferred stock would be converted to common stock and accrued but unpaid dividends forgiven by the holders.

(ix)	Employment agreements, as mutually agreed to between the Parties, with several former and one current employee would be executed.

(x)	Current investment round would be opened to any other interested investors, including current insiders.

(xi)	APG would assume responsibility for preparation of closing documents with each Party paying own costs.

(c)	The obligation of the Seller to consummate the Transaction is subject to the following conditions:

(i)	Execution of the M&R Purchase Agreement.

4. Post-Closing Provision. Any funds advanced by Neil/Matt from December 15, 2017 to the Closing date of the Transaction for basic operating needs of APGI will be reimbursed from APG company funds after the Closing Date of the Transaction.

5. Exclusivity. In consideration of the mutual covenants and agreements contained herein, so long as this Letter has not been terminated by either Party, Seller will not directly or indirectly, solicit, discuss, accept, approve, initiate, respond to or encourage any inquiries or proposals relating to, or participate or engage in any negotiations with respect to the Transaction contemplated herein after the execution hereof by Buyer, unless it is necessary to facilitate the Transaction in accordance with this Letter or in accordance with existing contracts or obligations.

6. Confidentiality. Subject to the exclusions and limitations set forth in this Section 6 and in Section 7 below, all information exchanged between the Parties under this Letter is confidential. Neither Party shall disclose to any third party (other than affiliates, subsidiaries, successors, assigns, consultants or advisors, and only to the extent they “need to know” in order to carry out the intent and purpose of this Letter) any of the other Party’s confidential information unless required by law, government agency, court order, civil investigative demands, or needed by a Party to assert claims under this Letter or defend against claims made against the Party of such disclosure after the disclosure. Notwithstanding, either Party may disclose any such information that: (i) becomes generally available to the public, provided it is not the result of disclosure in violation of this Letter; (ii) was in the possession of the recipient at the time of disclosure to the recipient; (iii) was lawfully received by a recipient from a third party without any breach of a duty of confidentiality by a Party to this Letter; or (iv) was developed independently by a recipient without reference to the confidential information under this Letter and not at the direction of a Party to this Letter. The Parties further acknowledge that APG is a public reporting company and may be required to disclose certain information regarding this Letter and the transactions under applicable rules and regulations of the Securities and Exchange Commission.

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7. Publicity. Neither Party will make any disclosure or public announcements of the proposed Transaction, this Letter or the terms thereof without the prior consent of the other Party, which shall not be unreasonably withheld, or except as required by relevant securities laws. Seller agrees and acknowledges that Buyer and its directors, officers, members, managers, employees, agents and representatives will disclose business information and information about the proposed Transaction in the course of securing financing and that Seller and its representatives may be required to disclose that information under the continuous disclosure requirements under U.S. securities laws.

8. Miscellaneous.

(a)	This Letter shall be governed by and construed and interpreted in accordance with the laws of the State of Iowa, excluding with respect to conflict of laws and each party irrevocably: (i) agrees that any action or proceeding arising from or relating to this Agreement may be brought only in the courts of Iowa or the U.S. District Court located in Des Moines, Iowa; (ii) consents, for itself and in respect of its property, to the jurisdiction of each such court in any such action or proceeding, and (iii) waives any objection to proceeding in such venue, including that the forum is inconvenient.

(b)	If any term or provision hereof shall be held illegal or invalid, this Letter shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

(c)	The delay or failure of a party to enforce at any time any provision of this Letter shall in no way be considered a waiver of any such provision, or any other provision of this Letter. No waiver of, delay or failure to enforce any provision of this Letter shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this Letter.

(d)	This Letter may be executed in any number of counterparts, each of when executed and delivered (including by way of facsimile) is an original but all of which taken together shall constitute one and the same instrument.

9. Legally Binding. The Parties agree that this Letter constitutes a binding commitment by each Party. The Parties agree to negotiate in good faith to finalize and execute Definitive Agreements in a timely manner. In the event Seller terminates this Letter for any reason within thirty (30) calendar days of the date of this Letter or elects not to enter into and execute the Definitive Agreements within forty-five (45) calendar days of the date of this Letter, then Seller hereby assigns its rights under the M&R Purchase Agreement to Buyer in consideration for the funds advanced by Buyer to Seller pursuant to the terms and conditions of this Letter.

[Signature page to follow.]

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Please sign below, which will document your acknowledgment to the foregoing provisions.

Yours Truly,

American Power Group, Inc.

By:	/s/ Charles E. Coppa
Charles E. Coppa, CEO

Date: May 3, 2018

American Power Group Corporation

By:	/s/ Charles E. Coppa
Charles E. Coppa, CEO

Date: May 3, 2018

Consented to and Agreed to this 3rd day of May, 2018:

Dual Fuel, LLC

By:	/s/ Kenneth Losch
Kenneth Losch

Advanced Green Innovations, LLC

By:	/s/ Kenneth Losch
Kenneth Losch

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